As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-168180
Registration No. 333-146988
Registration No. 333-133109
Registration No. 333-124209
Registration No. 33-91252
Registration No. 33-84066

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-168180

FORM S-3 REGISTRATION STATEMENT NO. 333-146988

FORM S-3 REGISTRATION STATEMENT NO. 333-133109

FORM S-3 REGISTRATION STATEMENT NO. 333-124209
FORM S-3 REGISTRATION STATEMENT NO. 33-91252
FORM S-3 REGISTRATION STATEMENT NO. 33-84066

UNDER THE SECURITIES ACT OF 1933

Gulfport Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	73-1521290
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134
(405) 252-4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick K. Craine

General Counsel and Corporate Secretary

Gulfport Energy Corporation

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

(405) 252-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sean T. Wheeler, P.C.

Michael W. Rigdon

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

Approximate date of commencement of proposed sale of the securities to the public: N/A. Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Gulfport Energy Corporation (the “Company”) to deregister all securities remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

(1)	Registration Statement on Form S-3 (No. 333-168180), pertaining to the registration of an indeterminate principal amount or number of debt securities, and common stock, par value $0.01, of the Company (the “Common Stock”) as may be issued from time to time at indeterminate prices, with an aggregate offering price not to exceed $100,000,000 and an aggregate 16,246,074 shares of Common Stock to be offered for resale by certain selling stockholders identified therein, which was originally filed with the SEC on July 16, 2010;

(2)	Registration Statement on Form S-3 (No. 333-146988), pertaining to the registration of an indeterminate principal amount or number of debt securities, and Common Stock as may be issued from time to time at indeterminate prices, with an aggregate offering price not to exceed $100,000,000 and an aggregate 17,195,265 shares of Common Stock to be offered for resale by certain selling stockholders identified therein, which was filed with the SEC on October 29, 2007 and amended on November 8, 2007;

(3)	Registration Statement on Form S-3 (No. 333-133109), pertaining to the registration of an aggregate of 6,031,011 shares of Common Stock to be offered for resale by certain selling stockholders identified therein, which was originally filed with the SEC on April 7, 2006 and amended on April 21, 2006 and April 27, 2021;

(4)	Registration Statement on Form S-3 (No. 333-124209), pertaining to the registration of an aggregate of 4,000,000 shares of Common Stock to be offered for resale by certain selling stockholders identified therein, which was originally filed with the SEC on April 21, 2005 and amended on July 8, 2005 and December 29, 2005;

(5)	Registration Statement on Form S-3 (No. 33-91252), which was originally filed with the SEC on April 17, 1995;

(6)	Registration Statement on Form S-3 (No. 33-84066), which was filed with the SEC on September 16, 1994 and amended on November 2, 1994 and November 28, 1994;

As previously disclosed, on November 13, 2020, the Company and certain of its subsidiaries (together with the Company, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ Chapter 11 Cases are jointly administered under the caption In re Gulfport Energy Corporation, et al., Case No. 20-35562 (DRJ).

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 14, 2021.

Gulfport Energy Corporation

By:	/s/ Patrick K. Craine
Patrick K. Craine
General Counsel and Corporate Secretary

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